Exhibit (a)(5)(B)

News Release

For Immediate Release

NATHAN’S FAMOUS COMMENCES DUTCH AUCTION TENDER OFFER
TO REPURCHASE UP TO 500,000 SHARES OF ITS OUTSTANDING COMMON STOCK

JERICHO, N.Y. – September 18, 2015 – Nathan’s Famous, Inc. (the “Company”) (NASDAQ: NATH) today announced the commencement of a modified Dutch Auction tender offer to purchase for cash up to 500,000 shares of its common stock, $.01 par value, at a price per share of not less than $33.00 nor greater than $36.00, for a maximum aggregate purchase price of $18,000,000.  The offer will expire at 12:00 Midnight, Eastern Time, on October 16, 2015 unless extended or withdrawn.  The full terms and conditions of the offer are described in the Offer to Purchase, the related Letter of Transmittal and other materials relating to the offer (the “tender offer documents”) that were filed today with the Securities and Exchange Commission (the “SEC”) and are being distributed to stockholders.  The Company's intention to conduct the tender offer was previously announced on September 11, 2015.

The Company’s directors and executive officers do not intend to participate in the offer and do not intend to tender any of their shares, except that the Company has been advised that the Petrocelli Family Foundation, a charitable organization, may sell up to 20,000 shares in the offer.  A.F. Petrocelli, a director of the Company, may be deemed to beneficially own such shares as a result of having shared voting and dispositive power over the shares with other members of his family. In the event that the Petrocelli Family Foundation tenders 20,000 shares in the offer, Mr. Petrocelli will continue to be one of the largest stockholders of the Company.

MacKenzie Partners, Inc. is acting as the Information Agent for the offer.  The Depositary will be American Stock Transfer & Trust Company, LLC.

A copy of the tender offer documents may be obtained from MacKenzie Partners, Inc.  MacKenzie Partners, Inc.’s telephone number is (800) 322-2885 and email is tenderoffer@mackenziepartners.com.  Please contact MacKenzie Partners, Inc. with any questions regarding the offer.  Neither the Company, its Board of Directors, the Information Agent nor the Depositary is making any recommendation to stockholders as to whether to participate in the offer.

Stockholders are urged to read the tender offer documents because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.  The tender offer documents are available for free at the SEC’s website at http://www.sec.gov. In addition, the Company’s stockholders will be able to obtain a copy of these documents from the Information Agent as noted above, free of charge.

In addition to the tender offer documents, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

About Nathan’s Famous, Inc.

Nathan’s currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and ten foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 500 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the risks and factors identified from time to time in Nathan’s filings with the SEC.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.  Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact Information
Investors: Ronald G. DeVos, Vice President - Finance and CFO
(516) 338-8500 ext. 229